Third Quarter 2012 Earnings Conference Call April 26, 2012 Exhibit 99.2
Cautionary Note Regarding Forward-Looking Statements This presentation contains forward looking statements under the safe harbor provisions of the US securities laws. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However you should not place undue reliance on any such forward looking statements as these are subject to risks and uncertainties. Please refer to our press release and our SEC filings for more information regarding the use of forward looking statements."
Corporate Overview Alan Shortall Chief Executive Officer
Corporate Update Making rapid progress to build shareholder value on all fronts Strengthening commercial pipeline across multiple customers Commercial supply contracts for Unifill syringe on track from mid-year Significant activity across all device platforms Increased expenditure for March Quarter relates directly to investments in R&D and production upgrades SG&A has remained flat to down for each of the last four quarters Ability to support current fixed costs for next year based on cash position and expected revenue generation from commercial pipeline
A Diversified, Differentiated Portfolio Unifill Unitract Auto-Infusors Unifill Select Rita Auto Injector EZMix
The Unifill syringe Continued supply to current and new customers Anticipated signing of supply contracts from 2nd half of 2012 Increasing production capacities in line with market demands
AutoInfusors Wearable, disposable devices for subcutaneous self- administration of large volume doses (i.e. 2mL to 15mL) Platform expanding rapidly in response to customer demands Supplied to multiple parties for evaluations and user studies Expect to enter commercial partnerships for human clinical drug trials
Specialized Devices First GMP-compliant batch of first specialized device for targeted organ delivery ready to be shipped Global pharmaceutical company to use device in human clinical drug trials scheduled to occur later this year Unilife recognized revenue of $566,000 during the March Quarter as part of the initial stage of this program Further revenues targeted from both this current $1.4MM stage of the program, as well as additional future stages Other specialized device opportunities being reviewed
Drug Reconstitution Delivery Systems Only multi-chamber prefilled reconstitution syringe with integrated safety Minimal steps for reconstitution and injection compared to conventional systems Many emerging opportunities for use with liquid-dry and liquid-liquid combinations EZMix Dual or Multi-Chamber Prefilled Syringe
Rita Auto-Injector Single-use disposable system for patient self- injection Only auto-injector with true end-of-dose indicators (audible, tactile, visual) Compact size relative to conventional devices Strong market interest Various customization options Unilife Rita Conventional Auto-Injector
R&D Investment Driven by Customer Needs SG&A has remained flat to down reflecting cash conservatism R&D investment reflects: Market demand and commercial interest Continual development of our product pipeline Many development programs in line for partner funding
Financial Data Overview Rich Wieland Chief Financial Officer
Revenues for the quarter of $1.3M, compared to $0.7M for 3Q 2011 Industrialization and development fees increased $0.6M related to the clinical development and supply of a novel device for targeted organ delivery Financial Data - Fiscal 3rd Quarter 2012
Net loss for the quarter was $14.9M, or $0.21 per diluted share, compared to a net loss of $12.5M, or $0.20 per diluted share for 3Q 2011 R&D expenses increased by $3.9M due to additional payroll costs and expenditures related to the development of additional advanced drug delivery devices Partially offset by a reduction of $1.4M in selling, general and administrative expenses (SG&A) Financial Data - Fiscal 3rd Quarter 2012 Continued
Adjusted net loss of $10.7M, or $0.15 per diluted share, compared to an adjusted net loss of $9.3M, or $0.15 per diluted share for 3Q 2011 Excludes approx. $4.2M in non-cash share-based compensation expense, depreciation and amortization and interest expense compared to $3.2M in non-cash items in 3Q 2011 Financial Data - Fiscal 3rd Quarter 2012 Continued
Looking Forward Alan Shortall Chief Executive Officer
Committed to drive shareholder value by: Building partnerships with an expanding network of customers Accelerating commercialization of our diversified device portfolio Expanding production capabilities in-line with customer demands Investing in R&D and production while keeping SG&A flat On track to commence the signing of commercial supply contracts for Unifill syringe throughout the 2nd half of 2012 Strengthening commercial pipeline driven by accelerating customers demands across all Unilife technology platforms Anticipating additional revenues from a number of sources Looking Forward
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